Exhibit 99.1

For Immediate Release

Investor Contact:	Renie Shapiro
877-645-6464

Media Contact:	Tami Schmidt
410-953-2414

MAGELLAN HEALTH SERVICES

REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Raises 2010 Guidance

Board of Directors Authorizes $350 Million Share Repurchase Program

AVON, Conn. — July 29, 2010 — Magellan Health Services, Inc. (Nasdaq: MGLN) today reported financial results for the second quarter of 2010 and increased guidance for the full year.  The Company also said that its Board of Directors approved a share repurchase program under which the Company is authorized to purchase up to $350 million of its outstanding common stock.

Financial Results

For the quarter ended June 30, 2010, the Company reported net revenue of $741.7 million and net income of $35.4 million, or $1.05 per diluted common share. This compares to net revenue of $635.8 million and net income of $18.4 million or $0.53 per share, for the same period last year.  Segment profit, representing income from continuing operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, and income taxes, for the current year quarter was $78.5 million, compared to the prior year quarter of $46.7 million. The Company ended the quarter with unrestricted cash and investments of $304.8 million.

For the six months ended June 30, 2010, the Company reported net revenue of $1.5 billion and net income of $60.9 million, or $1.77 per diluted common share. For the prior year period, the Company reported net revenue of $1.3 billion and net income of $32.0 million, or $0.90 per diluted common share. Segment profit for the first six months of 2010 was $139.9 million versus $85.8 million for the prior year period.

Please see the attached tables detailing the Company’s operating results, including results by segment.

“I am delighted with the second quarter and year-to-date results. The 63% increase in year-to-date segment profit over the prior year reflects the quality and effectiveness of our care management, the expansion of our Medicaid presence and product innovation across all of our business lines,” said René Lerer, M.D., chairman and chief executive officer.  “Our goal continues to be to maintain and strengthen our position as the country’s premier diversified specialty health care management company, and we are pleased with the positioning of each of our specialty health businesses in their respective markets.”

Lerer also commented on the decision by the State of Arizona to extend the Company’s contract to manage behavioral health services in Maricopa County.  “I’m extremely pleased that we secured the fifth year extension of this contract through June 30, 2012.  This extension is evidence of our strong partnership with the State in transforming the behavioral health system and achieving high quality outcomes for the members we serve in this community.”

Magellan’s president, Karen S. Rohan, said, “We experienced particularly strong results in our behavioral health public sector and radiology benefits management businesses, as well as additional earnings from the Medicaid Administration business acquired in July 2009.”

Rohan explained that Magellan’s successful care management programs were the primary drivers of the Company’s positive results.  “We have expanded our use of evidence-based medicine and sophisticated, clinically sound algorithms to improve adherence to best practices and improve the quality of care being delivered in our networks,” Rohan said.  “This allows us to perform reviews in a highly consistent and clinically appropriate manner, driving best practices, efficiently supporting the provider community and increasing the quality of care for our members.”

Share Repurchase Program

Under the share repurchase program approved by Magellan’s Board, the Company is authorized to purchase up to $350 million of its outstanding common stock over a two year period.  This is the third share repurchase program authorized. Since August 2008, the Company has purchased 8.2 million shares at an average price of $36.49, for a total cost of $300 million.

“This new share repurchase authorization is part of our ongoing effort to balance our pursuit of growth with a strong commitment to returning capital to our shareholders,” said Jon Rubin, Magellan’s chief financial officer.

Outlook

As a result of the strong year-to-date results and expectations for the balance of the year, management increased its earnings guidance for full year 2010. Full year segment profit is now expected to be in the range of $265 to $285 million, net income between $113 million and $132 million, and EPS between $3.29 and $3.85.  As a result of the Company’s improved earnings outlook, cash flow from operations is expected to be in the range of $225 million to $261 million, and a net increase in unrestricted cash and investments that is expected to be between $113 million and $149 million.  EPS and cash flow guidance assumes no further share repurchase activity over the balance of the year.

Rubin commented that the increase in segment profit guidance includes favorable year-to-date out of period adjustments of approximately $13 million, the majority of which relates to favorable claims development.  In addition, the higher projected segment profit reflects the Company’s continued strong execution of care management initiatives for the balance of the year.

Earnings Results Conference Call

Management will host a conference call at 9:00 a.m. Eastern time on Thursday, July 29, 2010.  To participate in the conference call, interested parties should call 1-888-566-8408 and reference the passcode Second Quarter Earnings Call 2010 approximately 15 minutes before the start of the call. The conference call also will be available

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via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

A taped replay of the conference call will be available for one week following the call. Interested parties should call 800-293-4240 or 203-369-3224 (from outside the U.S.) to listen.

About Magellan

Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq: MGLN) is a leading diversified specialty health care management organization. Its customers include health plans, corporations and government agencies.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, that involve a number of risks and uncertainties.  All statements, other than statements of historical information provided herein, may be deemed to be forward- looking statements including, without limitation, statements regarding estimates of net income, segment profit, earnings per share, operating cash flow and changes in unrestricted cash and investments. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 26, 2010, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, to be filed with the Securities and Exchange Commission and posted on the Company’s web site tomorrow. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit information referred to herein may be considered a non-GAAP financial measure.  Further information regarding this measure, including the reasons management considers this information useful to investors, is included in the Company’s most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed with the SEC.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010 (1)	2009	2010 (1)

Net revenue	$635,801	$741,658	$1,255,316	$1,469,711

Cost and expenses:
Cost of care	443,048	472,478	874,766	949,157
Cost of goods sold	49,286	54,771	101,358	111,067
Direct service costs and other operating expenses (2)	102,934	139,617	205,998	277,871
Depreciation and amortization	10,516	14,235	21,559	27,657
Interest expense	657	584	1,084	1,269
Interest income	(1,734)	(803)	(4,045)	(1,620)
	604,707	680,882	1,200,720	1,365,401

Income from continuing operations before income taxes	31,094	60,776	54,596	104,310
Provision for income taxes	12,695	25,348	22,637	43,363
Net income	18,399	35,428	31,959	60,947
Other comprehensive income (loss)	66	(285)	(220)	(259)
Comprehensive income	$18,465	$35,143	$31,739	$60,688

Weighted average number of common shares outstanding — basic	34,955	33,323	35,578	33,849
Weighted average number of common shares outstanding — diluted	34,992	33,800	35,686	34,434

Net income per common share — basic	$0.53	$1.06	$0.90	$1.80
Net income per common share — diluted	$0.53	$1.05	$0.90	$1.77

(1)          For a more detailed discussion of Magellan’s results for the quarter ended June 30, 2010, refer to the Company’s Quarterly Report on Form 10-Q, which will be filed with the SEC on July 30, 2010, and the live broadcast or taped replay of the Company’s earnings conference call on July 29, 2010, which will be available at www.MagellanHealth.com.

(2)          Includes stock compensation expense of $6,168 and $3,706 for the three months ended June 30, 2009 and 2010, respectively, and $12,600 and $8,234 for the six months ended June 30, 2009 and 2010, respectively.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2009	2010

Cash flows from operating activities:
Net income	$31,959	$60,947

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,559	27,657
Non-cash interest expense	456	361
Non-cash stock compensation expense	12,600	8,234
Non-cash income tax expense	13,343	18,039
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses:
Restricted cash	40,956	35,956
Accounts receivable, net	(19,880)	(2,445)
Other assets	(23,604)	5,674
Accounts payable and accrued liabilities	(23,960)	(25,050)
Medical claims payable and other medical liabilities	(14,259)	(7,638)
Other	973	4,454
Net cash provided by operating activities	40,143	126,189

Cash flows from investing activities:
Capital expenditures	(12,457)	(21,681)
Purchase of investments	(144,370)	(96,515)
Maturity of investments	161,449	84,959
Net cash provided by (used in) investing activities	4,622	(33,237)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(3)	(588)
Payments to acquire treasury stock	(64,019)	(74,427)
Proceeds from exercise of stock options and warrants	1,101	17,148
Other	2,531	(1,504)
Net cash used in financing activities	(60,390)	(59,371)
Net (decrease) increase in cash and cash equivalents	(15,625)	33,581
Cash and cash equivalents at beginning of period	211,825	196,507
Cash and cash equivalents at end of period	$196,200	$230,088

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except membership amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010

Net revenue
- Commercial	$160,190	$160,982	$318,943	$322,684
- Public Sector	343,181	368,011	665,041	717,479
- Radiology Benefits Management	70,565	105,263	144,124	214,720
- Specialty Pharmaceutical Management	61,865	67,993	127,208	136,131
- Medicaid Administration	—	39,409	—	78,697
Total net revenue	635,801	741,658	1,255,316	1,469,711

Cost of care
- Commercial	88,851	90,583	178,637	181,255
- Public Sector	309,770	311,609	601,916	620,671
- Radiology Benefits Management	44,427	70,286	94,213	147,231
Total cost of care	443,048	472,478	874,766	949,157

Cost of goods sold — Specialty Pharmaceutical Management	49,286	54,771	101,358	111,067

Direct service costs and other operating expenses
- Commercial	38,008	37,716	76,533	75,184
- Public Sector	16,910	15,458	34,206	33,005
- Radiology Benefits Management	12,469	15,401	25,507	30,239
- Specialty Pharmaceutical Management	6,870	5,922	13,264	11,473
- Medicaid Administration	—	34,039	—	66,627
- Corporate & Other	28,677	31,081	56,488	61,343
Total direct services costs and other operating expenses	102,934	139,617	205,998	277,871

Stock compensation expense (1)
- Commercial	(188)	(194)	(520)	(432)
- Public Sector	(209)	(172)	(444)	(373)
- Radiology Benefits Management	(424)	(368)	(794)	(761)
- Specialty Pharmaceutical Management	(2,136)	(114)	(4,218)	(257)
- Medicaid Administration	—	(22)	—	(40)
- Corporate & Other	(3,211)	(2,836)	(6,624)	(6,371)
Total stock compensation expense	(6,168)	(3,706)	(12,600)	(8,234)

Segment profit (loss)
- Commercial	33,519	32,877	64,293	66,677
- Public Sector	16,710	41,116	29,363	64,176
- Radiology Benefits Management	14,093	19,944	25,198	38,011
- Specialty Pharmaceutical Management	7,845	7,414	16,804	13,848
- Medicaid Administration	—	5,392	—	12,110
- Corporate & Other	(25,466)	(28,245)	(49,864)	(54,972)
Total segment profit	$46,701	$78,498	$85,794	$139,850

Reconciliation of segment profit to income from continuing operations before income taxes:
Segment profit	$46,701	$78,498	$85,794	$139,850
Stock compensation expense	(6,168)	(3,706)	(12,600)	(8,234)
Depreciation and amortization	(10,516)	(14,235)	(21,559)	(27,657)
Interest expense	(657)	(584)	(1,084)	(1,269)
Interest income	1,734	803	4,045	1,620
Income from continuing operations before income taxes	$31,094	$60,776	$54,596	$104,310

Membership
- Commercial				36.5
- Public Sector				1.9
- Radiology Benefits Management				18.9
Total membership				57.3

(1)          Stock compensation expense is included in direct service costs and other operating expenses; however, this amount is excluded from the computation of segment profit since it is managed on a consolidated basis.